EXHIBIT 99.1
                       TRITON ACCEPTS CLYDE'S INCREASED
                      TAKEOVER BID FOR CRUSADER LIMITED

DALLAS, TEXAS--June 28, 1996 - Triton Energy announces that it has accepted Clyde Petroleum plc's increased offer for an all-cash takeover bid for all outstanding shares of Crusader Limited. Net proceeds from the sale of Triton's 53.2 million Crusader shares would be approximately US$69 million at the current exchange rate of A$.79 per U.S. dollar. Crusader is Triton's Australia-based oil and gas affiliate.

Clyde increased its offer to purchase all Crusader shares not owned by Clyde by A$.05 to A$1.67. The action followed Clyde's exercise of an option previously granted by Triton to purchase approximately 10% of Crusader's outstanding shares, or about 20% of Triton's Crusader shareholdings, for
A$1.62 per share. The increase applies to Triton's remaining Crusader holding, which constitutes 80% of Triton's original position. The A$.05 increase to A$1.67 applies to all outstanding shares of Crusader not already owned by Clyde, including Triton's remaining holdings.

Triton expects to book a second-quarter after-tax gain of approximately US$1.7 million on the sale of the optioned shares and a third-quarter after-tax gain of approximately US$8.6 million on the sale of its remaining shares to Clyde.

Clyde's increased offer was conditioned on Clyde being entitled to a minimum of 50.1% of Crusader shares by 5:00 p.m. Sydney time June 28, 1996. Triton's acceptance of Clyde's offer satisfied this condition. Other conditions are expected to be satisfied next week, with the closing of the sale of the nonoptioned shares expected to follow in mid-July.

Clyde is a leading British independent exploration and production group operating on an international basis. It has production interests in the United Kingdom, the Netherlands and Indonesia, with exploration interests in those countries, as well as in other selected areas, including three exploration licenses in northwest Australia.

Triton Energy Limited (NYSE: OIL) is a Dallas-based international oil and gas exploration company primarily focused on high-potential prospects around the world. The Company has participated in several major discoveries, including the Cusiana and Cupiagua oil fields in Colombia, considered to be the Western Hemisphere's largest oil find since Alaska's Prudhoe Bay, and the Cakerawala gas field in the Malaysia-Thailand Joint Development Area in the Gulf of Thailand. In addition, Triton has exploration activities under way in Argentina, China, Colombia, Ecuador, Guatemala and Italy, and is negotiating oil and gas opportunities in other countries.

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Contact:    W.  Greg  Dunlevy,  Crystal C. Bell or Lauren Childress of Triton,
214-691-5200.